Exhibit (i)(4)

Faegre Drinker Biddle & Reath LLP
One Logan Square
Suite 2000
Philadelphia, PA 19103

October 28, 2021

Trust for Credit Unions
c/o Callahan Financial Services, Inc.
1001 Connecticut Avenue, NW, 10th Floor
Washington, D.C. 20036

RE:	Post-Effective Amendment No. 64 to Registration Statement on Form N-1A/Issuance of Shares

Ladies and Gentlemen:

We have acted as counsel to Trust for Credit Unions, a Massachusetts business trust (the “Trust”), in connection with the preparation and filing with the Securities and Exchange Commission of Post-Effective Amendment No. 64 (the “Amendment”) to the Trust’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the “Securities Act”), registering two new series of the Trust, known as the Enhanced Income Intermediate Duration Credit Portfolio and the Enhanced Income Credit Plus Equity Portfolio (each a “Portfolio,” and together the Portfolios”), each with a single class of shares of beneficial interest (known as “Investor Shares”). Shares of the aforesaid class of shares of beneficial interest of the Portfolios are referred to hereinafter as “Shares.” The Trust is authorized to issue an unlimited number of Shares in each Portfolio.

We have reviewed the Trust's Third Amended and Restated Declaration of Trust (the “Declaration of Trust”), Amended and Restated By-Laws (the “By-Laws”), resolutions adopted by its Board of Trustees (the “Resolutions”), and such other legal and factual matters as we have considered necessary.

This opinion is based exclusively on the laws of the Commonwealth of Massachusetts and the federal securities laws of the United States of America.  We have relied upon the attached opinion of Wilmer Cutler Pickering Hale and Dorr LLP, special Massachusetts counsel to the Trust, insofar as our opinion relates to matters arising under the laws of the Commonwealth of Massachusetts.

The opinion expressed in paragraph 2 below is qualified to the extent that, under Massachusetts state law, shareholders of a Massachusetts business trust may be held personally liable for the acts of the Trust.  However, the Declaration of Trust disclaims a shareholder’s liability for acts, obligations and affairs of the Trust or any series thereof.  Also, the Declaration of Trust provides that the Trust shall indemnify each shareholder, out of the assets of the particular series whose shares were held by such shareholder, for all claims and liabilities to which such shareholder may become subject by reason of their being or having been a shareholder and not because of their acts or omissions or for some reason.

Trust for Credit Unions
October 28, 2021

We have assumed the following for this opinion:

1. The Shares will be issued in accordance with the Trust’s Declaration of Trust and By-Laws and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of the Shares.

2. The Shares will be issued against consideration therefor as described in the Trust’s prospectus relating thereto, and that such consideration will have been at least equal to the applicable net asset value and the applicable par value.

On the basis of the foregoing, it is our opinion that:

1. The Shares to be issued pursuant to the Amendment have been duly authorized by the Trust for issuance and sale; and

2. The Shares, when issued, sold and delivered by the Trust against payment therefor in accordance with the terms, conditions, requirements and procedures set forth in the Declaration of Trust, the Resolutions and the Amendment, will be validly issued, fully paid and nonassessable by the Trust, subject to compliance with the Securities Act, the Investment Company Act of 1940, as amended, and the applicable state laws regulating the sale of securities.  In this regard, however, we note that the Trust is a Massachusetts business trust, and under certain circumstances, shareholders of a Massachusetts business trust could be held personally liable for the obligations of the trust.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Amendment.  In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Trust for Credit Unions
October 28, 2021

Very truly yours,

/s/ FAEGRE DRINKER BIDDLE & REATH LLP
FAEGRE DRINKER BIDDLE & REATH LLP